Exhibit 23.2

Crowe U.K. LLP

Chartered Accountants

Member of Crowe Global

St Bride’s House

10 Salisbury Square

London EC4Y 8EH, UK

Tel +44 (0)20 7842 7100

Fax +44 (0)20 7583 1720

DX: 0014 London Chancery Lane

www.crowe.co.uk

Consent Letter

The Board of Directors of Akazoo Limited

AMENDMENT NO. 1 TO FORM F-4 REGISTRATION STATEMENT

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-4 of our report dated 11 February, 2019, relating to the consolidated financial statements of Akazoo Limited for the years ended December 31, 2017, December 31, 2016 and December 31 2015, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Crowe U.K. LLP

Crowe U.K. LLP

London, United Kingdom

28 March 2019

Crowe U.K. LLP is a limited liability partnership registered in England and Wales with registered number OC307043. The registered office is at St Bride’s House, 10 Salisbury Square, London EC4Y 8EH. A list of the LLP’s members is available at the registered office. Authorised and regulated by the Financial Conduct Authority. All insolvency practitioners in the firm are licensed in the UK by the Insolvency Practitioners Association. Crowe U.K. LLP is a member of Crowe Global, a Swiss verein. Each member firm of Crowe Global is a separate and independent legal entity. Crowe U.K. LLP and its affiliates are not responsible or liable for any acts or omissions of Crowe Global or any other member of Crowe Global.